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                                                                EXHIBIT 1.1

                               PURCHASE AGREEMENT

H. F. AHMANSON & COMPANY                                        April 13, 1995
4900 Rivergrade Road
Irwindale, California 91607
Attention:  Chief Financial Officer

        The undersigned agrees to purchase the following principal amount of the Notes described in the Distribution Agreement dated April 4, 1995 (as it may be supplemented or amended from time to time, the "Distribution Agreement"):

PRINCIPAL AMOUNT:                          $75,000,000

INTEREST RATE:                             7.65%

STATED MATURITY:                           April 15, 2000

INTEREST PAYMENT DATES:                    April 15 and October 15 of each
                                           year, commencing October 15, 1995

REGULAR RECORD DATES:                      March 31 and September 30

PRICE TO PUBLIC:                           100.00% of Principal Amount

DISCOUNT:                                  0.50% of Principal Amount
                                           (Concession: 0.30% of Principal
                                           Amount, Reallowance: 0.125%
                                           of Principal Amount)

AGGREGATE PRICE TO BE PAID TO COMPANY
(IN IMMEDIATELY AVAILABLE FUNDS):          $74,625,000

SETTLEMENT DATE:                           APRIL 18, 1995
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        Terms defined in the Prospectus relating to the Notes and in the
Distribution Agreement shall have the same meaning when used herein.

        Our obligation to purchase Notes hereunder is subject to the continued accuracy of your representations and warranties contained in the Distribution
Agreement and to your performance and observance of all applicable covenants and agreements contained therein, including, without limitation, your obligations pursuant to Section 7 thereof. Our obligation hereunder is subject to the further condition that we shall receive the certificate required to be delivered pursuant to Section 5(f) of the Distribution Agreement.

        In further consideration of our agreement hereunder, you agree that between the date hereof and the above Settlement Date, you will not, without our prior consent, offer or sell, or enter into any agreement to sell, any debt securities substantially similar to the Notes to be sold hereby, other than the Notes which are to be sold hereby and commercial paper, securities sold under agreements to repurchase and borrowings under bank lines of credit in the ordinary course of business.

        We may terminate this Agreement, immediately upon notice to you, at any time prior to the Settlement Date, if prior thereto there shall have occurred:
(i) any change, or any development involving a prospective change, in or affecting particularly the business or properties of the Company or its subsidiaries which, in our judgment, materially impairs the investment quality of the Notes; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any "nationally recognized

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statistical rating organization" (as defined for purposes of Rule 436(g) under the Act); (iii) neither Standard and Poor's Corporation nor Moody's Investors
Service, Inc. shall have publicly announced that it has under   surveillance or
review, with possible negative implications, its ratings of any of the
Company's debt securities or preferred stock; (iv) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) a general moratorium on commercial banking activities in New York or California declared by either Federal or applicable state authorities; or (vi) the outbreak or escalation of major hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in
Clauses (i) or (vi) in our judgment makes it impracticable to proceed with the solicitation of offers to purchase Notes or the purchase of Notes from the
Company as principal pursuant to this Purchase Agreement, as the case may be, or you are unable to provide the certificate referred to in the second preceding paragraph.  In the event of such termination, no party shall have any liability to the other party hereto, except as provided in
Sections 4, 7 and 13 of the Distribution Agreement.

        This Agreement shall be governed by and construed in accordance with the laws of New York.

                                     LEHMAN BROTHERS INC.

                                     By: _______________________

ACCEPTED
H. F. AHMANSON & COMPANY

By: ______________________


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